UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 10, 2022

LIVEVOX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-38825 (Commission File Number)	82-3447941 (I.R.S. Employer Identification Number)

655 Montgomery Street, Suite 1000

San Francisco, CA 94111

(Address of principal executive offices and zip code)

(415) 671-6000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LVOX	The NASDAQ Stock Market LLC
Redeemable Warrants, each whole Warrant exercisable to purchase one share of Class A common stock at an exercise price of $11.50	LVOXW	The NASDAQ Stock Market LLC
Units, each consisting of one share of Class A common stock and one-half of one redeemable Warrant	LVOXU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Named Executive Officer Compensation

On December 10, 2022, LiveVox Holdings, Inc. (the “Company”) entered into a transition agreement and release with Louis Summe, the Company’s former Chief Executive Officer. The transition agreement and release provides for at-will employment for Mr. Summe during the period from November 1, 2022, the date that Mr. Summe resigned as the Company’s Chief Executive Officer, and the earlier of (x) January 1, 2023 or (y) the date that Mr. Summe’s employment terminates (such period, the “Transition Period”). During the Transition Period, Mr. Summe will serve as a senior advisor to the Company’s new Chief Executive Officer and will serve on the Company’s Ad Hoc Change Management Committee. He will continue to receive his regular base salary, be eligible to participate in the Company’s 2022 bonus program (without proration or discount) and the Company’s benefit plans pursuant to their terms and at the same level as immediately prior to the start of the Transition Period, and continue to vest in awards to purchase or to receive shares of Company common stock and incentive units of LiveVox TopCo, LLC previously granted to Mr. Summe (the “Equity Awards”), subject to their terms and conditions, including as set forth in the letter agreement providing for certain double-trigger acceleration rights with respect to Mr. Summe’s restricted stock unit award granted August 18, 2021 (the “Equity Documents”). Mr. Summe will continue to serve on the Company’s Board of Directors (the “Board”) during the Transition Period. The transition agreement and release includes a customary release of claims in favor of the Company, and requires Mr. Summe’s continued compliance with the trade secrets and confidential information obligations under his employment agreement with the Company dated August 7, 2014, as well as with the Company’s insider trading policy.

Beginning January 1, 2023 (the “Separation Date”), pursuant to the terms of a separation agreement attached to the transition agreement and release, Mr. Summe will continue to serve on the Board, will be appointed vice chairman of the Board, and will serve as chairman of the Board’s Product and Technology Committee (to be formed prior to the Separation Date). In connection with his Board service, Mr. Summe will receive annual compensation of $50,000, payable in regular payroll instalments less applicable withholdings, of which $10,000 will relate to his service on the Product and Technology Committee. Following the Separation Date, Mr. Summe will not be eligible for equity awards in connection with his Board service, but will continue vesting in his Equity Awards during his Board service, subject to the terms and conditions of the Equity Documents. In accordance with the separation agreement, the Company will reimburse Mr. Summe for continued coverage under the Company’s medical insurance plan for a period of up to 12 months following the Separation Date. The separation agreement includes a customary release of claims in favor of the Company.

Pursuant to the terms of the separation agreement, the Company and Mr. Summe will enter into a consulting agreement in the form attached to the separation agreement. The consulting agreement has a term beginning on the Separation Date and continuing until January 2, 2024, which may be extended by agreement between the Company and Mr. Summe. Pursuant to the terms of the consulting agreement, Mr. Summe will receive a monthly fee of $28,333.33, and reimbursement of reasonable business expenses. Additionally, during the term of the consulting agreement, Mr. Summe will continue to vest in the Equity Awards pursuant to the Equity Documents. The consulting agreement includes customary confidentiality and invention assignment provisions. In accordance with the terms of the separation agreement, Mr. Summe, following the termination of the consulting agreement, will execute a supplemental release agreement, which includes a customary release of claims in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEVOX HOLDINGS, INC.

Date: December 13, 2022	By:	/s/ Gregg Clevenger
	Name:	Gregg Clevenger
	Title:	Executive Vice President and Chief Financial Officer